UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PECO II, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

April 20, 2007

TO PECO II, INC. SHAREHOLDERS:

This year’s Annual Meeting of Shareholders of PECO II, Inc. will be held at 9:00 a.m., local time, Tuesday, May 22, 2007, at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio.

As in the past, there will be an informal discussion of our activities, during which time your questions and comments will be welcomed.

We hope that you are planning to attend the annual meeting personally, and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the annual meeting. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

On behalf of the directors and management of PECO II, I would like to thank you for your continued support and confidence.

Sincerely yours,

JOHN G. HEINDEL

Chairman of the Board, President and

Chief Executive Officer

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PECO II, Inc. will be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on Tuesday, May 22, 2007, at 9:00 a.m. local time, for the following purposes:

1.	To elect two directors in Class I for three-year terms and until their successors are duly elected and qualified; and

2.	To consider and act upon any other matters which may properly come before the annual meeting or any adjournment or postponement thereof.

Holders of common shares of record at the close of business on April 5, 2007 are entitled to receive notice of and to vote at the annual meeting.

By Order of the Board of Directors,

SANDRA A. FRANKHOUSE

Chief Financial Officer/ Treasurer/ Secretary

April 20, 2007

Please fill in and sign the enclosed proxy and

return the proxy in the enclosed envelope.

PECO II, INC.

1376 STATE ROUTE 598

GALION, OHIO 44833

PROXY STATEMENT

Mailed on or about April 20, 2007

Annual Meeting of Shareholders to be held on May 22, 2007

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be used at our Annual Meeting of Shareholders to be held on May 22, 2007, and any adjournment or postponement thereof. The time, place, and purposes of the annual meeting are stated in the notice of annual meeting of shareholders, which accompanies this proxy statement.

The accompanying proxy is solicited by our Board of Directors. All validly executed proxies received by our Board of Directors pursuant to this solicitation will be voted at the annual meeting, and the directions contained in the proxies will be followed in each instance. If no directions are given, the proxy will be voted “FOR” the election of the two nominees for director in Class I listed on the proxy and, with respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or at the their discretion.

Any person giving a proxy pursuant to this solicitation may revoke it. You may, without affecting any vote previously taken, revoke a proxy by giving notice to us in writing or in person at the annual meeting or by a duly executed proxy bearing a later date.

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding shares for others their expenses for sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, facsimile and personal interview. We also may retain a third party to aid in the solicitation of proxies.

VOTING RIGHTS

The record date for determination of shareholders entitled to vote at the annual meeting was the close of business on April 5, 2007. On that date, we had 27,163,550 common shares, without par value, outstanding and entitled to vote at the annual meeting. Each common share is entitled to one vote.

At the annual meeting, in accordance with the General Corporation Law of Ohio and our Amended and Restated Code of Regulations, the inspectors of election appointed by our Board of Directors for the annual meeting will determine the presence of a quorum and will tabulate the results of shareholder voting. As provided by the General Corporation Law of Ohio and our Amended and Restated Code of Regulations, holders of shares entitling them to exercise a majority of the voting power of the company, whether present in person or by proxy at the annual meeting, will constitute a quorum for such meeting. The inspectors of election intend to treat properly executed proxies marked “abstain” as “present” for these purposes.

Nominees for election as directors receiving the greatest number of votes will be elected directors. Votes that are withheld or broker non-votes in respect of the election of directors will not be counted in determining the outcome of the election. Pursuant to our Amended and Restated Articles of Incorporation, shareholders do not have cumulative voting rights.

Pursuant to our Amended and Restated Code of Regulations, all other questions and matters properly brought before the annual meeting will be decided, unless otherwise provided by law, by our Amended and Restated Articles of Incorporation or by our Amended and Restated Code of Regulations, by the vote of the holders of a majority of the shares entitled to vote thereon present in person or by proxy at the annual meeting. In voting for such proposals, votes may be cast in favor, against or abstained. Abstentions will count as present for purposes of the item on which the abstention is noted and will have the effect of a vote against. Broker non-votes, however, are not counted as present for purposes of determining whether a proposal has been approved and will have no effect on the outcome of any such proposal. Please note that your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be voted on at the annual meeting. As a result, if you do not provide your broker or nominee specific instructions, your shares may not be voted in such matters.

SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

The number of shares beneficially owned by each shareholder is determined under rules issued by the Securities and Exchange Commission. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after March 1, 2007, through the exercise of any stock option or other right. Unless otherwise indicated, each person named below has sole voting power and investment power with respect to the number of shares set forth opposite his or her respective name.

Ownership of Common Shares by Principal Shareholders

The following table shows information regarding beneficial ownership of our common shares as of March 1, 2007, unless otherwise indicated, by each person or group which is known by us to own beneficially more than 5% of our common shares.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	Percent Owned
Delta International Holding Ltd.(2).	18,354,416	45.0%
Austin W. Marxe and David M. Greenhouse(3)	3,478,821	12.8%
Matthew P. Smith(4)	2,809,950	10.3%
Linda H. Smith(5)	2,809,950	10.3%
James L. Green(6)	2,226,814	8.1%
Mary Janet Green(7)	1,976,814	7.3%
Costa Brava Partnership III L.P.(8).	1,608,639	5.9%

(1)

The address of Delta International Holding Ltd. is Scotia Center, 4th Floor, P.O. Box 2804, George Town, Grand Cayman, Cayman Islands. The addresses for Mr. & Mrs. Smith and Mr. and Mrs. Green are c/o PECO II, Inc., 1376 State Route 598, Galion, OH 44833. The address for Austin W. Marxe and David M. Greenhouse is 153 East 53rd Street, 55th Floor, New York, NY 10022. The address for Costa Brava Partnership III, L.P. is 420 Boylston Street, Boston, MA 02116.

(2)	Based on information provided in a Schedule 13D filed on April 7, 2006 by Delta International Holding Ltd., Delta Electronics, Inc. and Delta Products Corporation. Delta International Holding Ltd.’s ownership includes an estimated 13,614,041 common shares that are issuable upon the exercise of a warrant (the “Warrant”). The actual number of common shares to be issued upon exercise of the Warrant will not be determined until five days prior to the exercise date of such Warrant.

(3)	Based on information provided in a Schedule 13G/A filed on February 14, 2007 and Form 4 filed on February 16, 2007, by Austin W. Marxe and David M Greenhouse, controlling principals of AWM Investment Company, Inc. Marxe and Greenhouse share voting and investment power over 1,053,183 common shares owned by Special Situations Cayman Fund, L.P., 2,245,930 common shares owned by Special Situations Fund III QP, L.P. and 179,708 common shares owned by Special Situations Fund III, L.P.

(4)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 1,309,950 shares held by Mr. Smith and his spouse as joint tenants, 1,000,000 common shares held by Ashwood I, LLC and 500,000 common shares held by Ashwood II, LLC. Mr. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(5)	Ms. Smith’s ownership includes 1,309,950 common shares held by Ms. Smith and her spouse as joint tenants, 1,000,000 common shares held by Ashwood I, LLC, and 500,000 common shares held by Ashwood II, LLC. Ms. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(6)	Mr. Green is a director of PECO II. Mr. Green’s ownership includes 1,976,814 common shares held by the Green Family Trust over which he shares voting and dispositive power. Mr. Green’s ownership also includes 250,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(7)	Ms. Green’s ownership includes 1,976,814 common shares held by the Green Family Trust, over which she shares voting and dispositive power.

(8)	Based on information provided in a Schedule 13G/A filed on February 14, 2007 by Costa Brava Partnership III, L.P. (“Costa Brava”), Roark, Rearden & Hamot, LLC, (“Roark”) and Seth W. Hamot. Mr. Hamot, in his capacity as president of Roark, and Roark, as general partner of Costa Brava, are deemed beneficial owners of the shares held by Costa Brava.

Ownership of Common Shares by Management

The following table shows information regarding beneficial ownership of our common shares as of March 1, 2007, unless otherwise indicated, by each director, the nominee for election as a director, each of the officers named in the Summary Compensation Table, and all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Common Shares Beneficially Owned	Percent Owned
Dennis J. Baughman(2)	285,227	1.0%
Guy Kevin Borders(3)	154,000	*
Albert Chang(4)	—	—
George J. Dallas(5)	15,000	*
Sandra A. Frankhouse(6)	223,118	*
James L. Green(7)	2,226,814	8.1%
John G. Heindel(8)	550,000	2.0%
E. Richard Hottenroth(9)	120,250	*
Trygve A. Ivesdal(10)	88,258	*
Miles A. McIntosh(11)	300,000	1.0%
Gerard B. Moersdorf, Jr.(12)	—	—
Richard W. Orchard(13)	—	—
R. Louis Schneeberger(14)	15,000	*
Matthew P. Smith(15)	2,809,950	10.3%
Thomas R. Thomsen(16)	15,000	*
All directors and executive officers as a group (15 persons)(17)	6,802,617	23.8%

*	Less than 1%.

(1)	The address of the directors and executive officers listed is c/o PECO II, Inc., 1376 State Route 598, Galion, OH 44833.

(2)	Mr. Baughman is our Vice President and COO Services. Mr. Baughman’s ownership includes 270,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(3)	Mr. Borders is our Vice President of Marketing & Product Development. Mr. Borders’s ownership includes 104,000 shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(4)	Mr. Chang is a director of PECO II.

(5)	Mr. Dallas is a director of PECO II. Mr. Dallas’s ownership includes 15,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(6)	Ms. Frankhouse is our Chief Financial Officer, Treasurer, and Secretary. Ms. Frankhouse’s ownership includes 60,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options. Ms. Frankhouse has pledged 7,000 shares as security.

(7)	Mr. Green is a director of PECO II. Mr. Green’s ownership includes 1,976,814 common shares held by the Green Family Trust over which he shares voting and dispositive power. Mr. Green’s ownership also includes 250,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(8)	Mr. Heindel is our Chairman of the Board, President and Chief Executive Officer. Mr. Heindel’s ownership includes 350,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(9)	Mr. Hottenroth is a director of PECO II. Mr. Hottenroth’s ownership includes 15,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options. Mr. Hottenroth’s ownership does not include 65,000 common shares held by his spouse.

(10)	Mr. Ivesdal is a director of PECO II. Mr. Ivesdal’s ownership includes 50,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(11)	Mr. McIntosh is our Vice President of Operations. Mr. McIntosh’s ownership includes 300,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(12)	Mr. Moersdorf, Jr. is a director of PECO II.

(13)	Mr. Orchard is a director of PECO II.

(14)	Mr. Schneeberger is a director of PECO II. Mr. Schneeberger’s ownership includes 15,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(15)	Mr. Smith is a director of PECO II. Mr. Smith’s ownership includes 1,309,950 shares held by Mr. Smith and his spouse as joint tenants, 1,000,000 common shares held by Ashwood I, LLC and 500,000 common shares held by Ashwood II, LLC. Mr. Smith has shared voting and dispositive power over the securities held by these limited liability companies.

(16)	Mr. Thomsen is a director of PECO II. Mr. Thomsen’s ownership includes 15,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

(17)	Ownership of all directors and executive officers as a group includes an aggregate of 1,444,000 common shares issuable within 60 days after March 1, 2007 upon the exercise of stock options.

ELECTION OF DIRECTORS

(Proposal No. 1)

The authorized number of our directors presently is fixed at 11. As required by our Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes of directors. The term of office of one class of directors expires each year, and at each annual meeting of shareholders the successors to the directors of the class whose term is expiring at that time are elected to hold office for a term of three years. There are currently four directors in Class I, four directors in Class II, and three directors in Class III.

The term of office of Class I of the Board of Directors expires at this year’s annual meeting of shareholders. In anticipation of reducing the size of the Board to nine members following the annual meeting of shareholders, the Board of Directors only nominated Gerard B. Moersdorf, Jr. and R. Louis Schneeberger for election as Class I directors, which will leave two vacancies in Class I following the annual meeting. In an effort to further reduce expenses, the Board of Directors currently intends to take action following the 2007 Annual Meeting to officially reduce the size of the Board of Directors to nine members. The Board expects to appoint George J. Dallas and Trygve A. Ivesdal, the other two current Class I directors, to director emeritus status following the conclusion of their current terms. Proxies cannot be voted for a greater number of persons than the number of nominees named herein (which is two).

The term of office of the persons elected directors in Class I at this year’s annual meeting will expire at the time of the annual meeting held in 2010. Each director in Class I will serve until the expiration of that term or until his or her successor shall have been duly elected.

The Board of Director’s nominees for election as directors in Class I are Gerard B. Moersdorf, Jr. and R. Louis Schneeberger.

The proxy holders named in the accompanying proxy or their substitutes will vote the proxy at the annual meeting or any adjournment or postponement thereof for the election as directors of the three nominees unless the shareholder instructs, by marking the appropriate space on the proxy, that authority to vote is withheld. Each of the nominees has indicated his or her willingness to serve as a director, if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying proxy be voted for more than three nominees or for persons other than those named below and any such substitute nominee for any of them.

Nominees for Election as Class I Directors — Terms Expire in 2010

Gerard B. Moersdorf, Jr., age 55 — Director since 2006.

Gerard B. Moersdorf, Jr. is the founder and innovator behind a new start-up company called ACScout that has been highly successful from its inception in late 2006. He is also the founder and Chairman of the Board of Applied Innovation Inc., a publicly-traded, network management solutions company. Mr. Moersdorf has served as Chairman since 1986. Mr. Moersdorf served as Applied Innovation’s President, Chief Executive Officer, and Treasurer from 1986 to 2000 and as its President and Chief Executive Officer from August 2002 to January 2005.

R. Louis Schneeberger, age 52 — Director since 2003.

Since November 2005, R. Louis Schneeberger has been an independent consultant focusing on assisting in several mergers and acquisitions and performing the Chief Financial Officer function for a Cleveland based large private company. From February 2004 to November 2005, Mr. Schneeberger served as Chief Financial Officer for OM Group, Inc, a $1.3 billion international producer of metal-based specialty chemicals. Mr. Schneeberger is an experienced public-company executive with a background in public accounting and as a strategist, turnaround specialist, and business advisor. He was Chief Financial Officer and a director of Olympic Steel, Inc. (NASDAQ: ZEUS) from 1987 to 2000 and Chairman of the Board and audit committee of Royal Appliance Manufacturing Company (NYSE: RAM) from July 1995 to April 2003. He began his career with Arthur Andersen (1977 to 1987).

Class II Directors Continuing in Office — Terms Expire in 2008.

E. Richard Hottenroth, age 70 — Director since 1997.

E. Richard Hottenroth has been a member of the firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. since 1961. Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. provides legal services to PECO II.

Thomas R. Thomsen, age 71 — Director since 2003.

Thomas R. Thomsen is a veteran of more than 45 years in the telecommunications industry. His career includes 32 years with Western Electric/AT&T, where he held responsibilities for manufacturing, services, marketing, sales and administration at the senior executive level. After retiring from AT&T in 1990 he served as Chairman of the Board and CEO of Lithium Technology Corp., a publicly held development stage company, from August 1995 to November 1999. Mr. Thomsen currently serves on the board of EFJ Inc., where he has been a director since July 1995, and the Executive Committee For The University of Nebraska Technology Park. Previously, he served on the boards of Western Electric, Sandia Corp, Olivetti Inc., AT&T Credit Corp., Lithium Technology Corp, and Rensselaer Polytechnic Institute.

John G. Heindel, age 52 — Director since 2005.

John G. Heindel became Chairman of the Board of Directors of our Company in June 2006, and President and Chief Executive Officer of the Company in July 2005. Prior to his service with the Company, Mr. Heindel provided strategic consulting services since June 2003 to various companies interested in making acquisitions in the communications industry. Prior to his work as a consultant, Mr. Heindel spent more than 22 years with Lucent Technologies and its predecessor companies, most recently as the Company’s President, Worldwide Services.

Albert Chang, age 46 — Director since 2006.

Albert Chang has served as the General Manager of Power System Business Group II of Delta Electronics, Inc., Taipei, Taiwan, since November 2003. Mr. Chang also served as Delta’s General Manager, Telecom Power Division from October 2001 to October 2003 and the Deputy General Manager from August 1998 to September 2001. He served as Delta’s Director, Adapter Products from July 1994 to July 1998.

Class III Directors Continuing in Officer — Terms Expire in 2009

James L. Green, age 79 — Director since 1988.

James L. Green was one of the founders of PECO II in 1988, served as Chairman of the Board of Directors until July 2001, served as Chief Executive Officer from 1988 to 1990 and April 2003 to June 2006, and as the President from 1989 to 1990 and April 2003 to June 2006. Mr. Green has over 50 years of experience in the communications industry. From 1983 to 1988, Mr. Green also worked as a management consultant in the international communications industry. From 1983 to 1985, Mr. Green was President and Chief Executive Officer of NovAtel Communications, Ltd. in Calgary, Canada. From 1953 to 1983, Mr. Green served in various capacities with the Power Equipment Company, North Electric Company and ITT, the predecessor businesses of PECO II, Inc.

Richard W. Orchard, age 53 — Director since 2006.

Mr. Orchard is a retired telecommunications executive with over 25 years experience in sales, operations and general management. Mr. Orchard most recently served as Chief Transition Officer of Sprint Nextel Corporation in connection with the merger of Sprint and Nextel Communications, Inc. from December 2004 until late 2005. Prior to his role as Chief Transition Officer, Mr. Orchard served as Nextel’s Senior Vice President and Chief Service Officer and prior to that as Eastern Regional President. Prior to joining Nextel, Mr. Orchard also served in various capacities for AirTouch and PacTel for 10 years and Motorola Communications for five years.

Matthew P. Smith, age 53 — Director since 1994.

Matthew P. Smith served as the Chairman of the Board from July 2001 until July 2005. Mr. Smith was employed by PECO II in various capacities between 1989 and May 2004, including as Chief Executive Officer from 1998 to June 2002, and as our President from 1998 to July 2001. From 1996 to 1998, he served as Executive Vice President, from 1991 to 1998, he served as Secretary, and from 1990 to 1998 he served as Treasurer.

The Board of Directors recommends a vote “FOR” the two nominees as Class I Directors whose three-year term will expire in 2010. Your proxy will be so voted unless you specify otherwise.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE MATTERS

The Board of Directors held six meetings during the year ended December 31, 2006. During 2006, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors, held during the period for which he or she has been a director, and the total number of meetings held by all Committees of the Board on which he or she served, during the periods that he or she served.

The Board of Directors has determined that the following of its members are “independent” under the listing standards of the Nasdaq Stock Market: Messrs. Dallas, Hottenroth, Orchard, Moersdorf, Jr., Schneeberger, and Thomsen.

Mr. Hottenroth is a partner in the law firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. Although Mr. Hottenroth’s law firm provided legal services to PECO II in 2006 (and will continue to provide such services in 2007), the amount of legal fees paid to that firm in 2006 did not exceed the non-independence thresholds as set forth by the Nasdaq listing standards. The Board is aware of this relationship and determined that the payments made to Mr. Hottenroth’s firm did not interfere with the exercise of his independent judgment as a director.

The independent directors intend to meet at least twice a year in executive sessions. The sessions are chaired by George J. Dallas. Any independent director can request that an additional session be scheduled. The Company encourages each member of the Board of Directors to attend each annual meeting of shareholders. All of the Company’s current directors who were members of the Board at last year’s annual meeting of shareholders held on June 1, 2006, were in attendance, except for Mr. Orchard.

The Board of Directors maintains two standing committees: an Audit Committee and a Compensation/Nominating Committee. Set forth below is the current membership of each of the above-described committees:

Compensation/Nominating Committee	Audit Committee
E. Richard Hottenroth (Chairman)	R. Louis Schneeberger (Chairman)
Richard W. Orchard	George J. Dallas
R. Louis Schneeberger	Gerard B. Moersdorf, Jr.
Thomas R. Thomsen

The Board has adopted a charter for the Audit Committee and a charter for the Compensation/Nominating Committee. The Board also adopted a Code of Conduct and Ethics that applies to all of PECO II’s employees, officers and directors. These documents can be found on our website at www.peco2.com by clicking on the link for Investor Relations.

Audit Committee

The Audit Committee hires, oversees and reviews the activities of our independent registered public accounting firm and various company policies and practices. The specific functions and responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board of Directors. Our Board has determined that each of the members of the Audit Committee satisfies the current independence standards of the Nasdaq Stock Market listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended. The Audit Committee met five times in 2006. The Board appointed Mr. Schneeberger as Chairman of the Audit Committee on January 30, 2006, replacing Mark McBride. The Board appointed Mr. Moersdorf, Jr. to the Audit Committee on June 1, 2006, to replace Mr. McBride, who was not nominated for reelection as a director of the Company and ceased to be a director and Audit Committee member on such date.

The Board also has determined that R. Louis Schneeberger is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. As an “audit committee financial expert,” Mr. Schneeberger satisfies the Nasdaq financial literacy and sophistication requirements.

Compensation/Nominating Committee

The Compensation/Nominating Committee of the Board of Directors reviews executive compensation and administers the Company’s stock option, incentive and employee stock purchase plans. The Compensation/Nominating Committee reviews and approves on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. In addition, the Compensation Committee evaluates, at least once a year, our Chief Executive Officer’s performance in light of these established goals and objectives and, based upon these evaluations, sets the Chief Executive Officer’s compensation, including salary, bonus, incentive and equity compensation. Our Chief Executive Officer is not permitted to be present during voting or deliberations of his compensation. The Compensation Committee also reviews and approves on an annual basis the evaluation and compensation structure for the Company’s other executive officers, including approval of salary, bonus, incentive and equity compensation. Our Chief Executive Officer and, occasionally, our Human Resources Director are present and provide input at the meeting and deliberations on the compensation of the Company’s other executive officers but are not permitted to be present at the vote.

The Compensation Committee also recommends to the Company’s full Board of Directors the compensation for non-employee Board members. For more information on the compensation aspects of the Compensation/Nominating Committee, please refer to “Executive Compensation — Compensation Discussion and Analysis – The Compensation/Nominating Committee” beginning on page 12 below.

The Compensation/Nominating Committee also considers and recommends to the Board of Directors nominees for election as directors and candidates to fill vacancies on the Board of Directors. Each member of the Compensation/Nominating Committee is independent in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market. The Compensation/Nominating Committee met six times in 2006.

Directors may be nominated by the Board of Directors or by shareholders in accordance with our Amended and Restated Code of Regulations. As a matter of course, the Compensation/Nominating Committee reviews the qualifications of various persons to determine whether they might make good candidates for consideration for membership on the Board of Directors. The Compensation/Nominating Committee will review all proposed nominees for the Board of Directors, including those proposed by shareholders, in accordance with its mandate contained in its charter and as described below. The Compensation/Nominating Committee will select qualified candidates and review its recommendations with the Board of Directors, which will decide whether to invite the candidate to be a nominee for election to the Board of Directors.

The Compensation/Nominating Committee does not rely on a fixed set of qualifications for director nominees. The Committee’s primary mandate with respect to director nominees is to create a Board with a broad range of skills and attributes that is aligned with the Company’s needs. The minimum qualifications for director nominees are that they:

•	be able to dedicate the time and resources sufficient for the diligent performance of the duties required by a member of the Board of Directors;

•	not hold positions that conflict with their responsibilities to the Company; and

•	comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws and regulations.

The Compensation/Nominating Committee’s process for evaluating nominees for director, including persons recommended by shareholders, is to consider an individual’s skills, independence, character, professional ethics, judgment, leadership experience, business experience, knowledge of issues facing publicly traded companies, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to the needs of the Board of Directors and the Company as well as what skill set and other characteristics would most complement those of the current directors. Ultimately, the Compensation/Nominating Committee will select prospective Board members who it believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our shareholders.

For a shareholder to submit a candidate for consideration by the Compensation/Nominating Committee for nomination for election as a director at the 2008 Annual Meeting, a shareholder must notify the Company’s secretary between January 31, 2008 and March 2, 2008. Notices should be sent to: Corporate Secretary, 1376 State Route 598, Galion, Ohio 44833. The notice must contain, at a minimum, the following:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the number of shares of the Company which are beneficially owned by such candidate;

•

a description of all arrangements or understandings between the shareholder(s) making such nomination and each candidate and any other person or persons (naming such person or persons) pursuant to which nominations are to be made by the shareholder;

•	detailed biographical data and qualifications and information regarding any relationships between the candidate and the Company within the past three years;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the shareholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	whether the proposed nominee is going to be nominated at the annual meeting of shareholders or is only being provided for consideration by the Compensation/Nominating Committee;

•	the name and record address of the shareholder who is submitting the notice;

•

the number of voting common shares which are owned of record or beneficially by the shareholder who is submitting the notice and the date such shares were acquired by the shareholder and if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity; and

•

if the shareholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of shareholders, a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice.

Compensation of Directors

Prior to July 1, 2006, directors who were not our employees were paid an annual fee of $10,000, except for a non-employee Chairman of the Board, who received an annual fee of $20,000. Each non-employee director also received a fee of $1,000 for each Board or Committee meeting attended and was entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at those meetings. In addition, directors were eligible for awards under the PECO II, Inc. Amended 2000 Performance Plan. All director options that have been issued were issued under the Company’s Amended 2000 Performance Plan. The options may be granted from time to time by action of the Board of Directors and must be priced at 100% of the fair market value of the stock on the date of grant, which the Board has determined to be the closing price of the stock on the date of grant.

On and after July 1, 2006, each non-employee member of the Company’s Board of Directors shall receive an annual grant of 10,000 restricted shares of the Company’s common stock (the “Director Restricted Stock”) under the Company’s Amended 2000 Performance Plan (the “Plan”), provided shares are available under the Plan. The Director Restricted Stock is subject to a one-year vesting period. The first grant was made on July 1, 2006, and future grants shall be made on each anniversary thereof. The Director Restricted Stock replaces the annual cash retainer previously granted to directors and paid quarterly. In addition to the Director Restricted Stock grants, each non-employee member of the Company’s Board of Directors will receive the following fees per meeting attended:

Meeting Type	Fee Per Meeting
Board Meeting	$1,000
Committee Meeting	$1,000
Committee Meeting, Chairperson	$1,500

Each board member is also entitled to reimbursement for all reasonable out-of-pocket expenses incurred in connection with his or her attendance at a board or committee meeting.

Employees and officers who are directors receive no additional compensation for services as directors. The Board of Directors, upon the recommendation of the Compensation/Nominating Committee, sets the compensation for non-employee directors. The table below shows the compensation earned by the Company’s non-employee directors during 2006:

DIRECTOR COMPENSATION FOR 2006

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All Other Compensation ($)	Total ($)
Albert Chang	—	—	—	—
George J. Dallas(2)	25,000	8,876	—	33,876
James L. Green(3)	17,000	8,876	—	25,876
E. Richard Hottenroth(4)	27,000	8,876	—	35,876
Trygve A. Ivesdal(5)	12,000	8,876	24,000	44,876
Mark R. McBride(6)	15,000	—	—	15,000
Gerard B. Moersdorf, Jr.(7)	9,500	8,876	—	18,376
Richard W. Orchard(8)	10,000	8,876	—	18,876
R. Louis Schneeberger(9)	33,500	8,876	—	42,376
Eugene V. Smith(10)	3,500	—	—	3,500
Matthew P. Smith(11)	12,000	8,876	—	20,876
Thomas R. Thomsen(12)	25,000	8,876	—	33,876

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding any estimate of forfeitures during the year, but accounting for any actual forfeitures by a director during the fiscal year. For a discussion of the assumptions made in the valuation of the dollar amount recognized, please refer to Footnote 17 to the Company’s Financial Statements, which are set forth in Item 8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)	Mr. Dallas has options covering 20,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2006.

(3)	Mr. Green has options covering 250,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2006.

(4)	Mr. Hottenroth has options covering 20,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2006.

(5)	Mr. Ivesdal has options covering 103,509 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2006. The $24,000 under the column heading “All Other Compensation” was for consulting services rendered by Mr. Ivesdal.

(6)	Mr. McBride did not stand for reelection and left the Board of Directors on June 1, 2006. Mr. McBride has no options of the Company’s common shares and no shares of restricted stock as of December 31, 2006.

(7)	Mr. Moersdorf, Jr. has no options and 10,000 shares of restricted stock as of December 31, 2006.

(8)	Mr. Orchard has no options and 10,000 shares of restricted stock as of December 31, 2006.

(9)	Mr. Schneeberger has options covering 20,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2006.

(10)	Mr. Smith retired from the Board of Directors on March 29, 2006.

(11)	Mr. Smith has 10,000 shares of restricted stock as of December 31, 2006.

(12)	Mr. Thomsen has options covering 20,000 of the Company’s common shares and 10,000 shares of restricted stock as of December 31, 2006.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the Compensation Committee and the Board of Directors or the compensation committee of any other company. The Chairman of the Compensation Committee, E. Richard Hottenroth, is a partner in the law firm Hottenroth, Garverick, Tilson & Garverick, Co., L.P.A. Mr. Hottenroth’s law firm provided legal services to us in 2006, and we expect that the firm will continue to provide such services in 2007.

Communications with the Board

In order to provide our shareholders and other interested parties a direct and open line of communication to the Board of Directors, we have adopted the following procedures for communications with the Board.

Shareholders of the Company and other interested persons may communicate with the chairman of the Compensation/Nominating Committee or the Audit Committee or with the independent directors as a group by sending such communication by (i) regular mail or overnight delivery service to: Corporate Secretary, PECO II, Inc., P.O. Box 910, Galion, Ohio 44833 or (ii) sending an email to corporatesec@peco2.com. The mail or email should specify which of the foregoing is the intended recipient.

All communications received in accordance with these procedures will be reviewed initially by the Corporate Secretary of the Company, who will relay all such communications to the appropriate director or directors unless he or she determines that such communication:

•	does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; or

•	does not relate to significant matters that warrant the attention of the Board of Directors.

In alternative to the procedures outlined above, any shareholder or interested party may report any suspected accounting or financial misconduct confidentially through our whistleblower policy located on our website, www.peco2.com.

Executive Officers

The executive officers of the Company are elected annually by the Board of Directors and serve at the pleasure of the Board. In addition to John G. Heindel, President and Chief Executive Officer, the following persons are executive officers of the Company.

DENNIS J. BAUGHMAN, age 40, has served as Vice President and COO Services since October 2006, Vice President of Sales and Services from August 2005 to October 2006, and prior to that served as Vice President of Sales and Marketing since joining the Company in May 2004. Prior to joining the Company, Mr. Baughman was Vice President of Sales and Marketing, North/Central America, from June 2002 to May 2004 for Delta Energy Systems, a developer and manufacturer of power supplies, telecom power systems, and board mountable dc/dc converters for telecommunications, information technology, office communications, industrial automation, and medical technology.

GUY KEVIN BORDERS, age 47, has served as Vice President of Marketing & Product Development since September 2005. Prior to joining the Company, Mr. Borders was president of Omnova Consulting, Ltd., which provided business development and technical marketing services for telecom companies from 2002 to August 2005. Prior to his service at Omnova Consulting, Mr. Borders spent 15 years with Marconi/RELTEC in various leadership positions, including vice president of North American regional marketing, vice president of strategic sales and marketing, and vice president of market development.

SANDRA A. FRANKHOUSE, age 58, has served as Chief Financial Officer, Treasurer and Secretary since July 2003, and prior to that served as Secretary since 1998 and Treasurer since 1997, all since joining the Company’s finance department in 1988.

MILES A. MCINTOSH, age 47, has served as Vice President of Operations since September 2005. Prior to his promotion to Vice President of Operations, Mr. McIntosh served the Company as Vice President of Power Systems from February 2004 until September 2005, Vice President of Quality Engineering from December 2002 until February 2004, Vice President of Quality from July 2002 until December 2002, and Director of Quality from February 2001 until July 2002. Prior to joining the Company in February 2001, Mr. McIntosh was a quality assurance/test lab manager at Sargent & Greenleaf, Inc., a manufacturer of medium and high security mechanical and electronic controlled security locking devices.

EXECUTIVE COMPENSATION

The following information provides discussion, analysis and data tables regarding the compensation of our named executive officers (“NEOs”), who are those officers listed in our Summary Compensation Table on page 22.

Compensation Discussion and Analysis

We have prepared this Compensation Discussion and Analysis (“CD&A”) to provide you with our perspective on executive compensation so that you may understand our compensation policies and our decisions regarding compensation for our NEOs. We recommend that you review the various executive compensation tables below in conjunction with this CD&A. Unless otherwise noted, the policies, plans and other information in this CD&A apply to all of our NEOs. Our CD&A covers the following topics:

•	the role of the Compensation Committee in setting executive compensation;

•	our compensation philosophy and its underlying principles — including the objectives of our executive compensation program and what it is designed to reward;

•	our process for setting executive compensation; and

•

the elements of our executive compensation program — including a discussion of why we choose to pay each element of compensation, how we determine the amount of such element, and how each element fits into our overall compensation objectives and “total compensation” for our NEOs.

The Compensation/ Nominating Committee

The Compensation/ Nominating Committee (referred to in this CD&A as the “Committee”) was appointed by our Board of Directors and is governed by a written charter that is available in the corporate governance section of our website, www.peco2.com. The Committee members are Messrs. Hottenroth (Chairman), Orchard, Schneeberger, and Thomsen. Our Board of Directors has determined that each of the Committee members is independent under the standards of independence established by the Nasdaq Stock Market.

With the exception of E. Richard Hottenroth, the Compensation/Nominating Committee is comprised solely of non-employee directors for purposes of Section 16(a) of the Securities and Exchange Act of 1934. Mr. Hottenroth is not considered a non-employee director under Section 16(a) of the Securities Exchange Act of 1934 because he is an attorney whose firm provides services to us. Accordingly, Mr. Hottenroth has abstained from voting when the Compensation/Nominating Committee has considered approving stock option grants in order that such grants be exempt from the short-swing profit recapture provisions of Section 16(b) of the Securities Exchange Act of 1934.

Pursuant to its charter, the Committee has the authority and responsibility to:

•

discharge the Board’s responsibilities relating to executive compensation, including the review and approval of our executive compensation philosophy and policies and the application of such policies to the compensation of our executive officers;

•

review and approve on an annual basis the corporate goals and objectives with respect to the chief executive officer, evaluate the chief executive officer’s performance in light of such goals and objectives at least once a year, and, based on such evaluation, set the chief executive officer’s annual compensation, including salary, bonus, incentive and equity compensation;

•

review and approve on an annual basis the evaluation process and compensation structure for our other executive officers and to evaluate and approve the annual compensation for such executive officers, including salary, bonus, incentive and equity compensation;

•	administer and review our compensation programs and plans, including, but not limited to, our incentive compensation, equity, and qualified and non-qualified benefit plans;

•	establish and periodically review policies for the administration of our executive compensation program;

•	approve employment arrangements with new executives;

•	review recommendations to create, amend or terminate certain compensation and benefit plans and to make a decision whether or not to approve of such recommendations; and

•	recommend to the Board the compensation arrangements with non-employee directors.

The Committee has the sole authority, to the extent it deems necessary or appropriate, to retain any compensation consultant to assist in the evaluation of executive compensation and has the sole authority to approve any such firm’s fees. The Committee did not hire an outside consultant to assist in the evaluation of executive compensation for 2006. The Committee also has the authority to obtain the advice and assistance from internal or external legal, accounting or other advisors, and may request any officer or employee of our Company, our outside counsel or registered independent public accounting firm to attend a meeting of the Committee or meet with any member, or consultants to, the Committee.

The Committee meets as often as its members deem necessary to change its duties and responsibilities and held six meetings during 2006. Mr. Hottenroth works in conjunction with our Chief Executive Officer and our Chief Financial Officer to establish the meeting agenda. The Committee typically meets with the Chief Executive Officer, the Chief Financial Officer and outside advisors and, where appropriate, other executive officers of our Company. In addition, the Committee regularly meets in executive session without management. Generally, the Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Committee as well as materials that the Committee has specifically requested.

Compensation Philosophy and Objectives

The philosophy of the Committee is to make compensation decisions based on an executive compensation program that is designed to meet the following objectives:

•	to attract and retain qualified executives;

•	to reward, reinforce and provide incentives for individual performance and financial results; and

•	to align our NEOs’ financial interests with our stockholders’ financial interests.

As a result, we have designed our executive compensation program to attract and retain exceptional executives who seek a long-term association with us and who enjoy the challenge of pay for performance. Annual base salary increases, performance-based annual bonuses, and equity compensation have been elements of our total compensation package that have been “at-risk” or variable depending on the performance of our NEOs.

We also use equity compensation awards to attract new key people, to recognize accomplishments under individually tailored business growth programs and to align the long-term interests of eligible executives with those of our shareholders. We believe that the grant of equity compensation is an effective means of linking NEO compensation and shareholder gains.

As part of our philosophy, we also believe that total compensation and accountability should generally increase with position and responsibility. Among our NEOs, individuals with a greater ability to impact the achievement of our performance goals bear a greater portion of the risk if goals are not achieved and reap a greater reward if goals are achieved.

Compensation Tax Philosophy

Section 162(m) of the Internal Revenue Code generally limits our ability to deduct compensation expenses in excess of $1 million paid to any of our executive officers named in the Summary Compensation Table contained in this proxy statement. The Nominating/Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted, while simultaneously providing our executives with appropriate rewards for their performance. Towards this end, our Amended 2000 Performance Plan has been drafted in a manner that will qualify stock options and performance-related compensation not subject to the cap on deductibility imposed by Section 162(m). We do not believe that the 162(m) limitations will impact the Company because the current level of compensation for each of PECO II’s executive officers is well below the $1 million salary limitation.

Compensation Committee Process for Determining Executive Compensation

A substantial amount of the Committee’s annual cycle of work relates to the determination of compensation for our executive officers, including our Chief Executive Officer. Generally, in the first quarter of our fiscal year, the Committee makes determinations of base cash compensation, incentive compensation plan criteria and/or discretionary bonuses, if any, and equity grants for executive officers, including our Chief Executive Officer. For a discussion of each individual element of compensation and how it is specifically determined, you should refer to “Compensation Program Elements” beginning on page 19 below.

Although many compensation decisions are made in the first quarter of the fiscal year, our compensation planning process is not a rigid yearly process with fixed beginning and end points. Rather, compensation decisions are designed to promote our compensation philosophy and principles. The Committee believes that evaluation of executive performance, business and succession planning, and consideration of our business environment are year-round processes and the Committee members monitor these as such.

Our Chief Executive Officer is not permitted to be present during voting or deliberations of his compensation. During this process, the Committee reviews and approves any new corporate goals and objectives with respect to compensation for our Chief Executive Officer. In light of the established goals and objectives the Committee evaluates the performance of Chief Executive Officer and, based upon these evaluations, sets the Chief Executive Officer’s compensation. The Compensation Committee also reviews and approves on an annual basis the evaluation and compensation structure for the Company’s other executive officers, including approval of salary, bonus, incentive and equity compensation. Our Chief Executive Officer and, occasionally, our Human Resource Director are present and provide input at the meeting and deliberations on the compensation of the Company’s other executive officers but are not permitted to be present at the vote.

Compensation Program Elements

In 2006, each of our NEOs received one or more of the following the elements of compensation:

•	salary;

•	non-equity incentive compensation;

•	equity compensation; and

•	health and welfare benefits.

The Committee carefully considered and chose each compensation program element as a critical component in a comprehensive “total compensation” package. Each element is intended to reward and motivate executives in different ways consistent with our overall compensation principles and philosophy. Each of the elements have a critical relationship with one another with each focusing and rewarding different areas. These elements are necessary for us to achieve our compensation program objectives.

(1) Salary:

Salary is also referred to as base compensation. Salary is the most fundamental of all our compensation program elements. Providing a competitive salary to our NEOs is essential to helping us attract and retain qualified executives.

Base salary for our NEOs is generally set annually taking into consideration our sales and profit growth, overall job performance and pay levels for executive officers of corporations of similar size. The Committee utilizes, as a reference, up-to-date information on compensation practices of other companies from several independent sources. The Committee considers these factors subjectively in the aggregate. Because the Committee believes that each of these factors is significant and the relevance of each factor may vary depending on the duties and responsibilities of each executive officer, the Committee does not assign a formula weight to any single factor in determining a base salary increase. Instead, the Committee examines each factor in the context of individual and Company performance and business needs, internal pay equity where applicable, and incumbent pay history.

Mr. Heindel became our President and Chief Executive Officer in July 2005. Pursuant to his employment agreement, Mr. Heindel’s annualized base salary is $250,000 per year. Mr. Heindel’s base salary was considered to be at approximately the median base compensation level paid to chief executive officers of corporations of similar size and complexity to us.

(2) Bonus:

Upon review by the Committee and approval by the Board of Directors, we paid discretionary bonuses of $3,000 to Mr. Borders, $13,000 to Ms. Frankhouse, $13,000 to Mr. McIntosh, and $35,000 to Mr. Baughman.

(3) Non-Equity Incentive Compensation:

Pursuant to his employment agreement, Mr. Heindel is eligible to receive an annualized incentive compensation bonus of up to a maximum of $250,000 for each year of his employment under the employment agreement. Based upon performance criteria set by the Company’s Committee, which for Mr. Heindel’s first year of employment (July 2005 – July 2006) was on the Company’s achievement of sales, earnings and cash flow targets, Mr. Heindel received incentive compensation of $100,000 during his first year of employment. For Mr. Heindel’s second year of employment (July 2006 – July 2007), the Committee established performance criteria based on the Company’s achievement of revenue, net income and EBITDA (earnings before interest, taxes, depreciation and amortization) targets.

Mr. Baughman received sales commissions during 2006 for Mr. Baughman’s sales responsibilities. Commissions were paid through December 31, 2006 as part of Mr. Baughman’s compensation.

(4) Equity Compensation:

We believe that emphasis on equity-based compensation opportunities encourages a high level of long-term performance that enhances stockholder value, thereby further linking leadership and stockholder objectives. Equity compensation serves to attract and retain the best available individuals to serve as our NEOs. Equity compensation is intended to motivate our NEOs to contribute to our future growth and profitability and to reward their performance in a manner that:

•	provides them with a means to increase their holdings of the common stock of our Company;

•	encourages our NEOs to be long-term stockholders; and

•	aligns their interests with the interests of the stockholders of the Company.

Equity compensation is granted to our NEOs under our Amended 2000 Performance Plan (the “Plan”), which was approved (as amended) by our stockholders on April 24, 2004. The Committee determines the award opportunity level for each NEO based on the individual’s responsibility level and potential within our Company, competitive practices, the number of shares available for grant, business needs, individual and Company performance, and the market price of our common stock. The Committee considers these factors subjectively in the aggregate. Because the Committee believes that each of these factors is significant, and the relevance of each factor may vary depending on the duties and responsibilities of each executive officer, the Committee does not assign a formula weight to any single factor in determining the amount of a grant. Instead, the Committee examines each factor in the context of individual and Company performance and business needs, internal pay equity where applicable, and incumbent pay history.

We have granted both stock options and restricted stock to our NEOs under the Plan. Under the Plan, stock options are granted at market price and typically vest 40% after the first year and 30% for second and third years. We granted options to each of our NEOs, except Mr. Heindel, in 2006. We did not grant any restricted stock to any of our NEOs in 2006. For more information on grants of stock options and restricted stock to NEOs, refer to the Summary Compensation Table and Grants of Plan-Based Awards Table below beginning on page 22.

(5) All Other Compensation:

The all other compensation category in our Summary Compensation Table beginning on page 22 consists of the following:

•	employer-paid premiums for life insurance;

•	employer-paid car allowance; and

•	employment/severance agreements and change-in-control arrangements.

(a) Employer-Paid Premiums for Life Insurance:

We provide each of our associates, including NEOs, with the option to purchase basic group term life insurance with a death benefit equal to two times their annual salary at a discounted premium. This element of compensation, though relatively inexpensive, provides one additional item to the overall compensation package which strengthens our ability to recruit and retain talented associates.

We also provide Mr. Heindel with an individual term life insurance policy in the amount of $1,000,000, which policy shall be payable in the amount of $500,000, together with a gross-up of premiums to the designated beneficiaries of Mr. Heindel and any balance to the Company, if the insured shall become deceased at any time during the term of this agreement or extensions or renewals thereof as defined in said policy.

For specific premium amounts paid, please refer to the Summary Compensation Table’s “All Other Compensation” column and footnotes below on page 22.

(b) Employer-paid car allowance:

As part of our employment agreement with Mr. Heindel, we provide Mr. Heindel with a monthly car allowance. For specific premium amounts paid, please refer to the Summary Compensation Table’s “All Other Compensation” column and footnotes below on page 22.

(c) Employment/severance agreements and change-in-control arrangements:

In an effort to attract and retain their services, we have entered into an employment agreement with Mr. Heindel, our Chairman, President and Chief Executive Officer, and letter agreements with Mr. Baughman, our Vice President and COO of Services, and Mr. Borders, our Vice President of Marketing and Product Development. For a discussion of these agreements, please refer to “Agreements with NEOs and Potential Payments upon Termination of Change in Control” beginning on page 27 below.

(6) Health and Welfare Benefits:

In addition to the compensation and benefits programs discussed in this document, we offer our employees, including our NEOs, a comprehensive benefits program. This program is designed to provide the employees and their families with competitive coverage at competitive rates. We strive to provide the employees with appropriate health benefits (medical, pharmacy, dental, and vision) to help protect the physical, mental and financial health of our employees and their immediate families.

Summary Compensation Table

The following table shows the compensation paid by PECO II, Inc. to each of the NEOs of the Company for the 2006 fiscal year. For a discussion of the various elements of compensation provided in the table below, please refer to the discussion of our various compensation elements in our Compensation Discussion & Analysis under the heading “Compensation Program Elements” beginning on page 19 above.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John G. Heindel	2006	252,304	—	122,537	76,525	100,000	10,438	561,804
Chairman of the Board, President and Chief Executive Officer

Sandra A. Frankhouse	2006	109,991	13,000	—	38,573	—	196	161,760
Chief Financial Officer, Treasurer and Secretary

Dennis J. Baughman	2006	138,590	35,000	—	88,603	25,024	196	287,413
Vice President and COO Services

Guy Kevin Borders	2006	150,010	3,000	39,945	24,335	—	196	217,486
Vice President of Marketing & Product Development

Miles A. McIntosh	2006	109,990	13,000	—	38,573	—	196	161,759
Vice President of Operations

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, disregarding any estimate of forfeitures during the year, but accounting for any actual forfeitures by an NEO during the fiscal year. For a discussion of the assumptions made in the valuation of the dollar amount recognized, please refer to Footnote 17 to the Company’s Financial Statements, which are set forth in Item 8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)	Represents the total of the performance-based incentive compensation earned, which is discussed in further detail under the heading “Executive Compensation — Compensation Disclosure and Analysis – Non-Equity Incentive Compensation Plan” beginning on page 20 above.

(3)	Amounts include the following:

•	$196 of group term insurance premiums paid on behalf of each of Mr. Heindel, Ms. Frankhouse, Mr. Borders, Mr. Baughman, and Mr. McIntosh, respectively;

•	a $1,242 executive life insurance premium paid on behalf of Mr. Heindel; and

•	a $750 monthly car allowance paid on behalf of Mr. Heindel.

Grants of Plan-Based Awards Table

The following table provides certain information concerning each grant of an award made to the listed officers in the last completed fiscal year under any plan. For more information on the grants represented in this table, please refer to the discussions in our Compensation Discussion & Analysis under the headings “Non-Equity Incentive Compensation Plan” beginning on page 20 above and “Equity Compensation” beginning on page 20 above.

GRANT OF PLAN-BASED AWARD TABLE FOR FISCAL 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)(1)	Target ($)	Maximum ($)		Threshold (#)(1)	Target (#)	Maximum (#)
John G. Heindel	n/a	0	250,000	250,000		—	—	—	—	—	—	—
Sandra A. Frankhouse	03/28/2006	—	—	—		—	—	—	—	75,000	1.96	$72,953
Dennis J. Baughman	03/28/2006	—	—	—		—	—	—	—	75,000	1.96	$72,953
Dennis J. Baughman	n/a	0	—	n/a	(2)	—	—	—	—	—	—	—
Guy Kevin Borders	03/28/2006	—	—	—		—	—	—	—	10,000	1.96	$9,727
Miles A. McIntosh	03/28/2006	—	—	—		—	—	—	—	75,000	1.96	$72,953

(1)	If the threshold target is not met, the award is 0.

(2)	Under Mr. Baughman’s 2006 commission plan, there is no cap on the maximum potential payout.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding as of the end of the last completed fiscal year:

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John G. Heindel	350,000	150,000	—	1.07	07/28/2010	—	—	—	—
Sandra A. Frankhouse	30,000	30,000	—	0.81	11/01/2009	—	—	—	—
	—	75,000	—	1.96	03/28/2011	—	—	—	—
Dennis J. Baughman	140,000	60,000	—	1.22	04/29/2009	—	—	—	—
	40,000	60,000	—	1.01	06/09/2010	—	—	—	—
	—	75,000	—	1.96	03/28/2011	—	—	—	—
Guy Kevin Borders	100,000	150,000	—	1.20	08/31/2010	—	—	—	—
	—	10,000	—	1.96	03/28/2011	—	—	—	—
Miles A. McIntosh	200,000	—	—	0.66	06/16/2008	—	—	—	—
	70,000	30,000	—	0.81	11/01/2009	—	—	—	—
	—	75,000	—	1.96	03/28/2011	—	—	—	—

(1)	All options awards in the table that possess an outstanding unexercisable portion vest and become exercisable in three installments (40%, 30% and 30%) beginning on the first anniversary date of grant.

Option Exercises and Stock Vested Table

The following table provides certain information concerning each exercise of stock options, and each vesting of stock, including restricted stock, during the last completed fiscal year:

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares on Acquired Vesting (#)	Value Realized on Vesting ($)(2)
John G. Heindel	—	—	200,000	380,000
Sandra A. Frankhouse	90,000	$116,974	—	—
Dennis J. Baughman	—	—	—	—
Guy Kevin Borders	—	—	50,000	62,500
Miles A. McIntosh	—	—	—	—

(1)	Value realized was calculated based on the number of shares exercised multiplied by the excess of the fair market value of a share of the Company’s common stock on the date of exercise over the exercise price of the stock option.

(2)	Value realized was calculated based on the number of shares vested multiplied by the fair market value of a share of the Company’s common stock on the date of vesting.

Agreements with NEOs and Potential Payments upon Termination or Change in Control

The Company has entered into an employment agreement with Mr. Heindel and letter agreements with each of Messrs. Borders and Baughman regarding their employment. The material terms of such agreements and any potential payments upon termination or a change in control thereunder are described below.

Employment Agreement with Mr. Heindel

On July 28, 2005, the Company and Mr. Heindel entered into an Employment Agreement (the “Employment Agreement”). The Employment Agreement contains an initial term of two years, with automatic two-year renewal periods unless either party gives notice within 90 days of the expiration of the initial term or any subsequent two-year renewal term. Under the terms of the Employment Agreement, Mr. Heindel will receive an annualized base salary of $250,000 per year and be eligible to receive an annualized bonus of up to $250,000 per year based upon performance criteria set by the Company’s Compensation/Nominating Committee, which for Mr. Heindel’s first year of employment was based on the Company’s achievement of sales, earnings and cash flow targets.

The Employment Agreement also provides for severance payments to Mr. Heindel in the event of termination of employment by the Company without cause, by Mr. Heindel with good reason, and following a change in control of the Company. Under the Employment Agreement, Mr. Heindel also agreed not to compete against the Company for a period of one year following any termination of Mr. Heindel’s employment with the Company.

The following table shows the potential payments upon termination or a change of control of the Company for Mr. Heindel. Where it is not possible to give a precise dollar amount for potential payments, estimates have been used. The estimates assume that the triggering event took place on December 31, 2006, the last day of the Company’s prior fiscal year. For purposes of valuing the Company’s common stock on December 31, 2006, we have used the Company’s closing stock price of $0.98 on December 29, 2006, the last trading date prior to December 31, 2006.

Executive Benefits and Payments Upon Termination	Termination by Mr. Heindel without Good Reason ($)		Termination by Company without Cause ($)		Termination by Mr. Heindel for Good Reason ($)		Termination upon Death or Disability ($)		Certain Terminations Involving a Change in Control under Executive Agreement ($)
Compensation:
Base Salary (Severance Payment)	62,500	(1)	250,000	(2)	500,000	(2)	62,500	(1)	500,000	(2)
Incentive Compensation (Accrued but Unpaid)	—		—		—		—		—
Incentive Compensation (Severance Payment)	—		—		—		—		—
Stock Options (Acceleration of Vesting)	—		—	(3)	—	(3)	—		—	(3)
Restricted Stock (Acceleration of Vesting)	—		—		—		—		—

Benefits:
Relocation Benefits	—		75,000		75,000		—		75,000
Medical, Health and Welfare Benefits	2,840		—		11,360		2,840		—

Total value:	65,340		325,000		586,360		65,340		575,000

(1)	Payable in a lump sum within three months of termination.

(2)	Payment over 12 month period. Upon Mr. Heindel accepting a full-time position with another employer, payments terminate.

(3)	Accelerated options were underwater and held no value.

Agreement with Mr. Borders

On August 30, 2005, the Company and Mr. Borders entered into a letter agreement regarding Mr. Border’s employment. Under the terms of his letter agreement, Mr. Borders will receive an annualized base salary of $150,000 per year and $25,000 sign on bonus which requires repayment on a pro-rata basis if Mr. Borders resigns within the first twenty-four months of employment. The letter agreement does not have a stated term and Mr. Border’s employment is at will.

The letter agreement also provides for a severance payment to Mr. Borders in the event of Mr. Borders’ termination within 6 months of a change in control of the Company. Upon termination within 6 months following change of control of the Company, Mr. Borders will receive cash compensation equivalent to one year’s base pay, which was $150,000 at December 31, 2006. In addition, any unvested stock options or restricted stock awards held by Mr. Borders would immediately vest. If Mr. Borders were terminated following a change in control as of December 31, 2006, such acceleration would not result in any additional benefit to Mr. Borders as all of his options were under water as of such date.

Agreement with Mr. Baughman

On March 29, 2004, the Company and Mr. Baughman entered into a letter agreement regarding Mr. Baughman’s employment. Under the terms of his letter agreement, Mr. Baughman will receive an annualized base salary of $132,000 per year. The letter agreement does not have a stated term and Mr. Baughman’s employment is at will.

The letter agreement also provides for a severance payment of 12 months base salary plus continued health and welfare benefits, payable over 12 months, to Mr. Baughman in the event of his termination by the Company or any acquirer of the Company for any reason other than performance or a violation of Company policies. If Mr. Baughman had been terminated in such a manner at December 31, 2006, the payment of 12 months of salary would have been valued at $138,600 and the continued health and welfare benefits would have been valued at $13,723.

In addition, if senior management of the Company changes by 80%, Mr. Baughman has the option of requesting a separation package equal to 12 months base salary plus continued health and welfare benefits, payable over 12 months. If Mr. Baughman would have been able to terminate his employment in such a manner as of December 31, 2006, the payment of 12 months of salary would have been valued at $138,600 and the continued health and welfare benefits would have been valued at $13,723. Mr. Baughman’s option to request such separation package expires thirty-six months after such change in management takes place.

Equity Compensation Plan Information

The following table sets forth information concerning common shares authorized or available for issuance under our equity compensation plans as of December 31, 2006.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders(1)	2,687,500	$1.14	1,792,413
Equity compensation plans not approved by shareholders	—	—	—

Total	2,687,500	$1.14	1,792,413

(1)	Equity compensation plans approved by shareholders include the Amended 2000 Performance Plan and the 2000 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our director, E. Richard Hottenroth, is a partner in a law firm that provides services to us. See “Compensation Committee Interlocks and Insider Participation.” During 2006, the Company paid aggregate fees of approximately $8,893 to that firm and has paid aggregate fees of approximately $825 to date in 2007.

Under current procedures, all related party transactions are reviewed and approved by the Audit Committee. We have a policy that all transactions between us and our officers, directors and affiliates must be on terms no less favorable to us than those that could be obtained from unrelated third parties and must be approved by a majority of disinterested members of our Board of Directors. We have begun a process to develop a more formal written policy concerning related party transactions.

AUDIT COMMITTEE AND RELATED MATTERS

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors, a copy of which is posted on our website at www.peco2.com.

Management has the primary responsibility for our financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, Battelle & Battelle LLP, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

In this context, the Audit Committee met and held discussions with management and Battelle & Battelle LLP. Management represented to the Audit Committee that our financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and Battelle and Battelle LLP, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Battelle & Battelle LLP such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

In addition, Battelle & Battelle LLP provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to its independence. The Audit Committee discussed with Battelle & Battelle LLP its independence from us and management and considered the compatibility of nonaudit services with Battelle & Battelle LLP’s independence.

The Audit Committee discussed with our financial management and Battelle & Battelle LLP the overall scope and plans for the audit. The Audit Committee also met with Battelle & Battelle LLP, with and without management present, to discuss the results of the examinations, their evaluation of our internal controls and the overall quality of our financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

R. LOUIS SCHNEEBERGER, CHAIRMAN

GEORGE J. DALLAS

GERARD B. MOERSDORF, JR.

Independent Registered Public Accounting Firm

Effective April 6, 2004, our Audit Committee appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm to replace Grant Thornton LLP for our fiscal year ending December 31, 2004. On May 27, 2005, KPMG notified the Company and its Audit Committee chairman that KPMG was resigning as the Company’s independent registered public accounting firm, effective immediately. The audit report of KPMG on the consolidated financial statements of the Company as of and for the year ended December 31, 2004, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audit of the fiscal year ended December 31, 2004 and the subsequent interim period through the date of its resignation notification to the Company on May 27, 2005, there were no disagreements as described under Item 304(a)(1)(iv) of Regulation S-K with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference in connection with their opinion to the subject matter of the disagreement.

In connection with the audit of the fiscal year ended December 31, 2004 and the subsequent interim period through the date of its resignation notification to the Company on May 27, 2005, there were no reportable events under Item 304(a)(1)(v) of Regulation S-K, except as described below:

•

On March 25, 2005, in connection with KPMG’s audit of the Company’s consolidated financial statements as of December 31, 2004, and for the year then ended, KPMG reported to the Company and its Audit Committee that KPMG noted a material weakness relating to insufficient internal controls over the identification of relevant revenue recognition issues in the Company’s contracts with its customers.

On June 3, 2005, we filed a Form 8-K with the SEC reporting these events. Attached as an exhibit to that Form 8-K was a letter from KPMG indicating that we had provided KPMG with a copy of the foregoing disclosures, and stating that it found no basis for disagreement with such statements.

On July 1, 2005, our Audit Committee engaged Battelle & Battelle LLP (“Battelle”) as the Company’s independent registered public accounting firm for 2005.

The fees billed by Battelle in 2006 and 2005 for the indicated services performed during 2006 and year 2005 were as follows:

	Fiscal Year 2006	Fiscal Year 2005
Audit Fees	$165,000	$126,100
Audit-Related Fees	34,600	17,000
Tax Fees	—	—
All Other Fees	—	—

Total	$199,600	$143,100

Audit Fees for 2006 and 2005 were for professional services rendered for the audit of our annual consolidated financial statements and the review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.

Audit-Related Fees for 2006 consist of fees for additional services related to due diligence and 2005 consist of fees for additional services related to the Company’s response to SEC comment letters in connection with the purchase of assets from Delta Products Corporation.

Representatives of Battelle & Battelle LLP are expected to be present at the annual meeting, and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

Pre-Approval of Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit and non-audit services provided by our independent registered public accounting firm to the engagement of the independent registered public accounting firm with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Audit Committee to evaluate and pre-approve the engagement of the independent registered public accounting firm when the entire Audit Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting.

None of the services described above were approved by the Audit Committee under the de minimus exception to pre-approval provided in Securities and Exchange Commission rules.

REPORT OF THE COMPENSATION/NOMINATING COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on that review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006, and this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION/NOMINATING COMMITTEE

E. RICHARD HOTTENROTH, CHAIRMAN

RICHARD W. ORCHARD

R. LOUIS SCHNEEBERGER THOMAS R. THOMSEN

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own 10% or more of a registered class of our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% or greater shareholders are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of such forms we have received, we believe that all of our executive officers and directors complied with all filing requirements applicable to them.

SHAREHOLDER PROPOSALS

Any shareholder proposal to be considered by us for inclusion in the proxy statement and form of proxy for the 2008 annual meeting, expected to be held in May 2008, must be received by our Secretary at our corporate headquarters, 1376 State Route 598, Galion, Ohio 44833, no later than December 20, 2007.

Shareholder proposals not intended to be included in the proxy statement and form of proxy for the 2008 annual meeting, as well as proposed shareholder nominations for the election of directors at the 2008 annual meeting must each comply with advance notice procedures set forth in our Amended and Restated Code of Regulations to be properly brought before the 2008 annual meeting. In general, written notice of a shareholder proposal or a director nomination not to be included in the proxy statement and form of proxy must be delivered to our Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the date on which the company first mailed our proxy materials for the prior year’s annual meeting. With regard to the 2008 Annual Meeting of Shareholders, written notice must be received by our Secretary at the address above between January 31, 2008 and March 2, 2008. If we do not receive the notice between these dates, the notice will be considered untimely.

In addition to timing requirements, the advance notice provisions of our Amended and Restated Code of Regulations contain informational content requirements that also must be met. A copy of our Amended and Restated Code of Regulations may be obtained by writing to our Secretary at the address below.

OTHER MATTERS

Our Board of Directors is not aware of any matter to come before the meeting other than those mentioned in the accompanying notice. If other matters shall properly come before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

Upon the receipt of a written request from any shareholder entitled to vote at the forthcoming annual meeting, we will mail, at no charge to the shareholder, a copy of our Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Securities Exchange Act of 1934 for our most recent fiscal year. Requests from beneficial owners of our voting securities must set forth a good-faith representation that as of the record date for the annual meeting, the person making the request was the beneficial owner of securities entitled to vote at such annual meeting. Written requests for the Annual Report on Form 10-K should be directed to:

Sandra A. Frankhouse

Chief Financial Officer/Treasurer/Secretary

PECO II, Inc.

1376 State Route 598

Galion, Ohio 44833

You are urged to sign and return your proxy promptly in order to make certain your shares will be voted at the annual meeting. For your convenience a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

SANDRA A. FRANKHOUSE

Chief Financial Officer/Treasurer/Secretary

April 20, 2007

YOUR VOTE IS IMPORTANT

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê    Please fold and detach card at perforation before mailing.    ê

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED BELOW.

PECO II’s Board of Directors recommends a vote FOR all Nominees listed below.

1. ELECTION OF DIRECTORS.

☐ FOR all nominees listed below	☐ WITHHOLD Authority
(except as marked to the contrary below)	to vote for all nominees listed below

(To withhold authority to vote for a nominee, draw a line through the nominee’s name)

Gerard B. Moersdorf, Jr. R. Louis Schneeberger

2. In their discretion, to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

☐ Check box if you plan to attend the meeting.

(Continued, and to be signed and dated on reverse side)

c/o National City Bank Corporate Trust Operations Locator 5352 P. O. Box 92301 Cleveland, OH 44101-4301	VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: http://www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week.

If you vote by telephone or over the Internet, do not mail your proxy card.

è

Proxy card must be signed and dated below.

ò Please fold and detach card at perforation before mailing. ò

PECO II, INC.
ANNUAL MEETING OF SHAREHOLDERS May 22, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints E. Richard Hottenroth and James L. Green, and each of them acting alone, as proxy holders and attorneys, with full power of substitution to each, to appear and vote all of the Common Shares of PECO II, Inc., which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at St. Joseph’s Activity Center, 135 North Liberty Street, Galion, Ohio, on May 22, 2007, at 9:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Shares of the Company represented by this proxy as indicated on the reverse side.

Dated: _______________________
________________________, 2007

Signature

Signature
Your signature to this proxy should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.